UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2013

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania	18915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 8, 2013, Dorman Products, Inc. (the “Company”) issued a press release announcing that the Board of Directors (the “Board”) has selected Robert M. Lynch, 47, as a member of the Board to fill the vacancy left by the retirement of John F. Creamer, Jr., effective March 8, 2013. Mr. Lynch will serve on the Board for the balance of Mr. Creamer’s unexpired term and thereafter until his successor has been selected and qualified, except in the event of his earlier death, resignation or removal. Mr. Lynch has been named to the Board’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. For his service as a director and committee member, Mr. Lynch will receive a pro rata portion of the standard compensation for service on the Board (currently $37,500 per year, plus $1,500 for each Board meeting attended) and each committee thereof ($1,000 for each committee meeting attended). Mr. Lynch is eligible to participate in the Dorman Products, Inc. 2008 Stock Option and Stock Incentive Plan.

Mr. Lynch currently serves as President, Chief Executive Officer and a director of Lumber Liquidators Holdings, Inc. (“Lumber Liquidators”), a publicly traded corporation and the largest specialty retailer of hardwood flooring in North America. From January 2011 to January 2012, Mr. Lynch served as President and Chief Operating Officer of Lumber Liquidators. Prior to joining Lumber Liquidators in January 2011, Mr. Lynch was the President and Chief Executive Officer of Orchard Supply Hardware, a member of the Sears Holdings Corporation family of companies, from 2004 to 2010. Previously, Mr. Lynch worked at The Home Depot, Inc., from 1998 to 2004, in various store operations and business development positions. Mr. Lynch was also worked at Accenture Consulting. Mr. Lynch began his career with Wal-Mart Stores, Inc. Mr. Lynch holds an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College and a B.S. in psychology with an emphasis on human resources management from Brigham Young University.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release dated March 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date:	March 8, 2013	By:	/s/ Matthew Kohnke
			Name:	Matthew Kohnke
			Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated March 8, 2013.